Exhibit 10.5

HANOVER COMPRESSOR COMPANY AWARD NOTICE PERFORMANCE-VESTED RESTRICTED STOCK UNIT (Stock-Settled)
Hanover Compressor Company (the “Company”), has granted to you, [NAME] (“the Participant”), restricted stock units under the Hanover Compressor Company 2006 Stock Incentive Plan (the “Plan”). All capitalized terms in this Notice have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted [NUMBER] restricted stock units (the “Award” or “RSUs”). This Award is stated at maximum payout and the actual Award earned and paid may be less.
     2. Grant Date. The date of this RSU Award is July 21, 2006 (the “Grant Date”).
     3. Vesting. The Award will vest on July 21, 2009 (the “Vesting Date”) and will be paid at 0% to 200% of the Target Award, subject to the achievement of a pre-determined performance objective (the “Performance Measure”) over a three-year period (the “Performance Period”). The “Target Award” is the number of RSUs that would be earned and paid if the Performance Measure is met at the target level.
     Exhibit A provides (i) the Performance Period over which performance will be measured, (ii) an explanation of the Performance Measure, and (iii) the percentage of the Award that will vest based on the achievement of the Performance Measure at threshold, target and maximum levels. Based upon the performance achieved at the conclusion of the Performance Period, the portion of your Award that vests will no longer be subject to the restrictions on transfer described in Section 6 below, and any portion of your Award that does not vest will be forfeited.
     As soon as administratively practicable following the Vesting Date, and in no event later than September 30, 2009, the Company will issue to you one share of Common Stock for each of your vested RSUs. Contact Wachovia at (866) 311-5694 or (713) 853-2400 with any questions concerning the vesting of your Award.
     4. Termination of Employment. If your employment with the Company or a subsidiary terminates for any reason (other than as a result of death, Disability or a Corporate Change) during the Performance Period and up to the Vesting Date, your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death, Disability or a Corporate Change, your Award will immediately vest at 100% of the Target Award and all restrictions applicable to your Award will cease as of that date.
     5. No Stockholder Rights. You will not have any right to vote your RSUs or receive dividends with respect to your RSUs.
     6. Non-Transferability. You cannot sell, transfer, pledge exchange or otherwise dispose of your RSUs (except by will or the laws of descent and distribution).
     7. No Right to Continued Employment. Nothing in this Notice guarantees your continued employment with the Company or its subsidiaries or interferes in any way with the right of the Company or its subsidiaries to terminate your employment at any time.

     8. No Right to Future Benefits. The Plan is provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in you as a Participant. You understand and agree that this Award is not part of your salary and that receipt of this Award does not entitle you to any future awards under the Plan or any other plan or program of the Company. This Award is not part of your normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.
     9. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and its subsidiaries hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its subsidiaries will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any of its subsidiaries may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     10. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     11. Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Hanover Compressor Company, Compensation and Benefits Department, 12001 N. Houston Rosslyn, Houston, Texas 77086. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
     12. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Notice. Otherwise, the Company will deem the Award and the terms of the Award accepted by you.

ON BEHALF OF HANOVER COMPRESSOR COMPANY AND ITS SUBSIDIARIES
By:	/s/ John E. Jackson
John E. Jackson
President and Chief Executive Officer

HANOVER COMPRESSOR COMPANY AWARD NOTICE – EXHIBIT A 2006 PERFORMANCE-BASED OBJECTIVES AND CONDITIONS

Performance Period	July 1, 2006 through June 30, 2009

Performance Measure	Average Return on Capital Employed (“ROCE”) over the Performance Period

ROCE is calculated as follows: (1) earnings before interest and taxes, divided by (2) short-term debt plus, current maturities of long-term debt plus, long-term debt plus, minority interest plus, stockholders’ equity less, cash.

The intent of the Performance Measure is to provide an incentive for managers to effect significant improvements in the Company’s operational performance. Upon the occurrence of material non-operational events during the Performance Period, the Compensation Committee may, in its discretion, adjust the incentive formula to exclude such event.

	Threshold	Target	Maximum
ROCE Performance Objectives	6.0%	7.5%	9.5%
Payout (expressed as a percentage of the Award at target performance)	50%	100%	200%
	The actual Award payout will range from 0% to 200% of the Award that would have been earned at target performance.